EXHIBIT 99.1

Cautionary note regarding forward-looking statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements include, but are not limited to, statements related to the company’s future operating and financial performance, including expected revenue, net income and diluted earnings per share (presented on a GAAP basis as well as on a non-GAAP adjusted basis), price and product competition, customer demand for our products, and general market conditions. These forward-looking statements are based on information available to Seagate as of the date of this press release. Current expectations, forecasts and assumptions involve a number of risks, uncertainties, and other factor that could cause actual results to differ materially from those anticipated by these forward-looking statements. Such risks, uncertainties, and other factors may be beyond the company’s control. In particular, such risks and uncertainties include the impact of the variable demand and the aggressive pricing environment for disc drives; dependence on Seagate’s ability to successfully qualify, manufacture and sell its disc drive products in increasing volumes on a cost-effective basis and with acceptable quality, particularly the new disc drive products with lower cost structures; the impact of competitive product announcements and possible excess industry supply with respect to particular disc drive products; and market conditions and alternative cash imperatives which could impact our ability to repurchase stock. Information concerning risk, uncertainties and other factors that could cause results to differ materially from those projected in the forward-looking statements is contained in the company’s Annual Report on Form 10-K as filed with the U.S. Securities and Exchange Commission on August 27, 2007 and in the company’s Quarterly Report on Form 10-Q as filed with the U.S. Securities and Exchange Commission on October 29, 2007 which statements are incorporated into this press release by reference. These forward-looking statements should not be relied upon as representing the company’s views as of any subsequent date and Seagate undertakes no obligation to update forward-looking statements to reflect events or circumstances after the date they were made.

Quarterly Results

On January 17, 2008, Seagate reported revenue of $3.4 billion, GAAP net income of $403 million, and diluted net income per share of $0.73 for the quarter ended December 28, 2007. These financial results include approximately $31 million in accounting charges, other costs and related tax effects associated with recent acquisitions as well as a net gain from asset sales of $15 million. These results compare to revenue of $3.0 billion, net income of $140 million and diluted net income per share of $0.23 in the year-ago quarter. Net income for the quarter ended December 28, 2007 also includes a charge of approximately $27 million dollars associated with on-going restructuring charges.

For the six months ended December 28, 2007, Seagate reported revenue of $6.7 billion, GAAP net income of $758 million, and diluted net income per share of $1.37. These financial results include approximately $61 million in accounting charges, other costs and related tax effects associated with recent acquisitions as well as a net gain from asset sales of $15 million. These results compare to revenue of $5.8 billion, net income of $159 million and diluted net income per share of $0.27 in the year-ago quarter. Net income for the six months ended December 28, 2007 also includes a charge of approximately $32 million dollars associated with on-going restructuring charges.

Cash and Uses of Cash

Cash flow from operations was $724 million for the December 2007 quarter and approximately $1.5 billion for the six months ended December 28, 2007.

We made capital investments of $212 million during the December 2007 quarter. Based on the current customer requirements and planned equipment utilization, we expect our fiscal year 2008 capital investment to be unchanged at approximately $900 million.

Cash, cash equivalents, and marketable securities ended the quarter at approximately $1.8 billion, up $252 million from the previous quarter. During the December quarter, Seagate returned approximately $300 million of cash to its shareholders through the payment of approximately $50 million in quarterly dividends and approximately $250 million of share repurchases.

Inventory

Reported inventory as of December 28, 2007 was $830 million, an increase of $67 million from the September 2007 quarter. Inventory turnover decreased to approximately 12 turns primarily due to an increase of $76 million in finished goods. This increase was partially offset by a $9 million reduction in work in process and raw materials.

Dividend and Stock Repurchases

The company has declared a quarterly dividend of $0.10 per share to be paid on or before February 15, 2008 to all common shareholders of record as of February 1, 2008.

During the quarter ended December 28, 2007, the company repurchased approximately 9.3 million of its common shares related to its share repurchase plan. The average price of the shares delivered to the company in the December quarter was $27.00. The company has authorization to purchase approximately $474 million of additional shares under the current stock repurchase program.

SEAGATE TECHNOLOGY

CONDENSED CONSOLIDATED BALANCE SHEETS

(In millions)

(Unaudited)

	December 28, 2007	June 29, 2007 (a)
ASSETS
Cash and cash equivalents	$1,433	$988
Short-term investments	317	156
Accounts receivable, net	1,593	1,383
Inventories	830	794
Deferred income taxes	215	196
Other current assets	469	284

Total Current Assets	4,857	3,801
Property, equipment and leasehold improvements, net	2,267	2,278
Goodwill	2,385	2,300
Other intangible assets	157	188
Deferred income taxes	674	574
Other assets, net	276	331

Total Assets	$10,616	$9,472

LIABILITIES AND SHAREHOLDERS’ EQUITY
Accounts payable	$1,776	$1,301
Accrued employee compensation	297	157
Accrued expenses, other	782	786
Accrued income taxes	2	75
Current portion of long-term debt	330	330

Total Current Liabilities	3,187	2,649
Other non-current liabilities	381	353
Long-term accrued income taxes	232	—
Long-term debt, less current portion	1,734	1,733

Total Liabilities	5,534	4,735
Shareholders’ Equity	5,082	4,737

Total Liabilities and Shareholders’ Equity	$10,616	$9,472

(a)	The information in this column was derived from the Company’s audited consolidated balance sheet as of June 29, 2007.

SEAGATE TECHNOLOGY

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In millions, except per share data)

(Unaudited)

	For the Three Months Ended		For the Six Months Ended
	December 28, 2007	December 29, 2006	December 28, 2007	December 29, 2006
Revenue	$3,420	$2,996	$6,705	$5,788
Cost of revenue	2,531	2,450	5,008	4,800
Product development	262	226	504	470
Marketing and administrative	167	141	319	320
Amortization of intangibles	13	12	27	23
Restructuring and other, net	27	1	32	(3)

Total operating expenses	3,000	2,830	5,890	5,610

Income from operations	420	166	815	178
Interest income	19	25	35	44
Interest expense	(34)	(55)	(66)	(74)
Other, net	18	9	14	11

Other income (expense), net	3	(21)	(17)	(19)

Income before income taxes	423	145	798	159
Provision for income taxes	20	5	40	—

Net income	$403	$140	$758	$159

Net income per share:
Basic	$0.77	$0.25	$1.43	$0.28
Diluted	0.73	0.23	1.37	0.27
Number of shares used in per share calculations:
Basic	526	571	529	573
Diluted	556	598	558	600

SEAGATE TECHNOLOGY

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In millions)

(Unaudited)

	For the Six Months Ended
	December 28, 2007	December 29, 2006
OPERATING ACTIVITIES
Net income	$758	$159
Adjustments to reconcile net income to net cash from operating activities:
Depreciation and amortization	420	414
Stock-based compensation	58	69
Allowance for doubtful accounts receivable	(4)	42
Redemption charges on 8% Senior Notes due 2009	—	19
In-process research and development	4	—
Other non-cash operating activities, net	3	1
Changes in operating assets and liabilities:
Current assets and liabilities	120	(431)
Non-current assets and liabilities	119	28

Net cash provided by operating activities	1,478	301

INVESTING ACTIVITIES
Acquisition of property, equipment and leasehold improvements	(362)	(466)
Proceeds from sale of fixed assets	24	28
Purchases of short-term investments	(383)	(322)
Maturities and sales of short-term investments	222	687
Acquisitions, net of cash acquired	(78)	—
Other investing activities, net	17	(29)

Net cash used in investing activities	(560)	(102)

FINANCING ACTIVITIES
Net proceeds from issuance of long-term debt	—	1,477
Repayment of long-term debt	—	(400)
Redemption premium on 8% Senior Notes due 2009	—	(16)
Proceeds from exercise of employee stock options and employee stock purchase plan	132	104
Dividends to shareholders	(107)	(104)
Repurchases of common shares	(500)	(1,075)
Other financing activities, net	2	1

Net cash used in financing activities	(473)	(13)

Increase in cash and cash equivalents	445	186
Cash and cash equivalents at the beginning of the period	988	910

Cash and cash equivalents at the end of the period	$1,433	$1,096